EXHIBIT 10.17.11

Bank Payable Bills Agreement	Duplicate Copy

Number: 1310620810605002

Content of Bank Payable Bills:

Full Name of Drawer: Henan Gerui Composite Material Stock Co., Ltd.

Full Name of Beneficiary: Zhengzhou No. 2 Steels Co., Ltd.

Bank Name: Huang Sub-Branch of Zhengzhou Branch of Guangfa Bank

Bank Name: Da Sub-Branch of Zhengzhou Branch of Pufa Bank

Account Number: 8920517010004583

Account Number: 65276030154500000391

Payable Bills Number: 00978540

Amount in words of Payable Bills: Only Nine Million Seven Hundred Thousand Yuan

Date of Issuance: October 14, 2008

Due Date: June 14, 2009

The aforementioned payable bills shall be made by the bank and the Drawer shall abide by the provisions of the “Notice of the People’s Bank of China on Issuing the Measures for Payment and Settlement” and the following terms:

I. The Drawer shall fully deposit the face value of the payables to the financing bank of payable bills prior to the due date of the bills.

II. The surcharge for the payable bills shall be calculated in accordance with 0.5‰ of the face value of the bills and shall be paid in one lump sum upon payable by the bank.

III. Occurrence of any transaction dispute between the Drawer and the Beneficiary shall be settled by the concerning parties. The bill shall be handled in accordance with Article I without delay.

IV. The financing bank of payable bills shall unconditionally pay the face value of the bills on due date of the payable bills. In case that the Drawer fails to sufficiently pay the face value of the bills before the due date, the financing bank of payable bills shall turn the insufficient amount of the payable bills into overdue loans by the Drawer and the penalty interest shall be calculated in accordance with the relevant provisions.

V. This Agreement shall automatically become ineffective upon full payment of the payable bills.

Financing Bank of Payable Bills (Seal)	Drawer (Seal)

Contract Date of Payable Bills Agreement: October 14, 2008